Exhibit 10.2
FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 11, 2009, is by and among HORIZON LINES, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower as may from time to time become a party hereto (collectively, the “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.
W I T N E S S E T H
     WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement dated as of August 8, 2007 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”); and
     WHEREAS, the Credit Parties and the Required Lenders have agreed to amend the Credit Agreement in accordance with and subject to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMENDMENTS TO CREDIT AGREEMENT
     1.1 New Definitions. The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:
     “Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and the depository institution and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein (which control is exercisable upon the occurrence and continuance of an Event of Default), as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.
     “DOJ Investigation” shall mean the investigation by the Antitrust Division of the United States Department of Justice regarding possible antitrust violations by the Credit Parties or their Subsidiaries with respect to the ocean shipping business.

     “First Amendment” shall mean the First Amendment to Credit Agreement, dated as of the First Amendment Effective Date, among the Credit Parties and the Administrative Agent, on behalf of the Lenders.
     “First Amendment Effective Date” shall mean June 11, 2009.
     “Litigation Matters” shall mean any civil action, criminal action or investigation, including related shareholder litigation, involving any allegation of a violation of federal, state or other antitrust law by any of the Credit Parties or their Subsidiaries with respect to the ocean shipping business.
     “Puerto Rico Settlement” shall mean the settlement of certain class action lawsuits (which were consolidated into a single multidistrict litigation proceeding (case no. MDL1960) in the District of Puerto Rico), in each case involving any allegation of a violation of federal, state or other antitrust law by any of the Credit Parties or their Subsidiaries with respect to the ocean shipping business in the Puerto Rico trade lanes.
     “Securities Account Control Agreement” shall mean an agreement among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and the securities intermediary and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein (which control is exercisable upon the occurrence and continuance of an Event of Default), as the same may be as amended, modified, extended, restated, replaced, or supplemented from time to time.
     1.2 Deleted Definitions. The definitions of “Additional Loan”, “Incremental Facility”, “Incremental Revolver” and “Incremental Term Loan” are hereby deleted from Section 1.1 of the Credit Agreement.
     1.3 Amendments to Definition of Applicable Percentage. The definition of “Applicable Percentage” set forth in Section 1.1 of the Credit Agreement is hereby amended in the following respects:
     (a) The pricing grid contained therein is hereby amended and restated in its entirety to read as follows:

	Consolidated Senior Secured	Base Rate	LIBOR Margin	Commitment
Level	Leverage Ratio	Margin	and L/C Fee	Fee
I	< 1.25 to 1.00	1.75%	2.75%	0.375%
II	≥ 1.25 to 1.00 but < 2.00 to 1.00	2.00%	3.00%	0.50%
III	≥ 2.00 to 1.00 but < 2.75 to 1.00	2.25%	3.25%	0.50%
IV	≥ 2.75 to 1.00	2.50%	3.50%	0.50%

     (b) A new sentence is hereby added to the end of such definition to read as follows:
     Notwithstanding the foregoing, the Applicable Percentage shall be as set forth above opposite Level III beginning on the First Amendment Effective Date through (but not including) the first Interest Determination Date after the First Amendment Effective Date.
     1.4 Amendment to Definition of Consolidated EBITDA. The definition of Consolidated EBITDA set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Consolidated EBITDA” shall mean, as of any date of determination for the four consecutive fiscal quarter period ending on such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income (all as determined in accordance with GAAP): (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes (including tonnage taxes)) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) any extraordinary charges or impairment charges, in each case to the extent non-cash, or other non-cash charges or non-cash expenses, in each case incurred other than in the ordinary course of business (including non-cash charges for the cumulative effect of accounting changes and non-cash charges with respect to the resolution of Litigation Matters in excess of the $25,000,000 permitted to be added back pursuant to clause (b)(xvi) below) for such period, (v) the interest component of rent expense for such period associated with all Capital Lease Obligations and Synthetic Leases under which any Credit Party or Subsidiary is the lessee, (vi) Transaction Costs incurred by a Credit Party or any Subsidiary during such period, (vii) transaction costs and expenses incurred in connection with Permitted Acquisitions, (viii) any expense or loss associated with (A) any proposed or completed equity or debt financing on or prior to the Closing Date and (B) the early retirement, extinguishment or refinancing of debt, including bonuses paid with respect to the completion of any of the foregoing, (ix) any cash or non-cash fees, expenses or charges incurred other than in the ordinary course of business associated with any restructuring of the Borrower and changes in the Borrower’s method of operations pursuant to its cost reduction programs in an aggregate amount not to exceed, with respect to such cash fees, expenses or charges, 10% of Consolidated EBITDA during such period, (x) non-cash charges resulting from the application of purchase accounting, (xi) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs or from the forgiveness of loans made to employees in connection with the purchase of equity and related tax gross-up payments made in cash on or prior to the Closing Date, (xii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Capital Stock, (xiii) expenses incurred as a result of the repurchase, redemption or retention by the Borrower of Capital Stock earned under equity compensation programs solely in order to make withholding tax payments, (xiv) expenses incurred as a result of the Share Repurchase Program (but excluding the actual cost of any share repurchase), (xv) the amount of any non-controlling (minority) interest expense attributable to non-controlling (minority) equity interests of the Credit Parties and their Subsidiaries in any joint venture thereof, (xvi) any cash or non-cash charges for such period relating to the Puerto Rico Settlement and lawsuits of claimants that opt out of the class action lawsuits that are subject to the Puerto Rico Settlement, or the DOJ Investigation; provided that the aggregate amount of such cash and non-cash charges shall not exceed $25,000,000 (net of any insurance proceeds received in connection therewith) during the term of this Agreement and (xvii) legal and professional fees and expenses incurred by the Credit Parties during such period relating to Litigation Matters in an aggregate amount not to exceed (A) $15,000,000 during any twelve-month period and (B) $25,000,000 during the term of this Agreement; minus (c) non-cash charges and non-cash expenses previously added back to Consolidated Net Income in determining Consolidated EBITDA (including non-cash charges with respect to Litigation Matters added back to Consolidated Net Income pursuant to clause (b)(iv) above) to the extent such non-cash charges and non-cash expenses have become cash charges and cash expenses during such period; minus (d) any extraordinary cash gains, extraordinary non-cash gains and other non-cash gains during such period; minus (e) the amount of any non-controlling (minority) interest income attributable to non-controlling (minority) equity interests of the Credit Parties and their Subsidiaries in any joint venture thereof to the extent included in the calculation of Consolidated Net Income.
     1.5 Amendment to Definition of Consolidated Net Income. The definition of Consolidated Net Income set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Consolidated Net Income” shall mean, as of any date of determination for any period ending on such date, the net income or loss (excluding extraordinary losses and gains and all non-cash income expense, interest income and tax credits) of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.
     1.6 Amendment to Definition of Restricted Payment. The definition of Restricted Payment set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earn out obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt of any Credit Party or any of its Subsidiaries, (f) the payment by any Credit Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of such Credit Party or such Subsidiary, (g) any cash payment with respect to Indebtedness convertible into Capital Stock due upon the conversion thereof and (h) any prepayment of principal or any redemption, purchase, retirement, defeasance, sinking fund or similar payment prior to maturity with respect to any unsecured Indebtedness, Indebtedness convertible into Capital Stock or other Indebtedness junior to the Loans of any Credit Party or any of its Subsidiaries.
     1.7 Amendment to Definition of Transaction Costs. The definition of Transaction Costs set forth in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “Transaction Costs” shall mean the fees and expenses incurred by the Borrower and its Subsidiaries in connection with (a) the Transactions and (b) the First Amendment.
     1.8 Amendment to Section 2.5. Section 2.5 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Section 2.5 [Reserved].
     1.9 Amendment to Section 4.2. Subsection (g) contained in Section 4.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (g) [Reserved].
     1.10 Amendment to Section 5.14. The last sentence contained in Section 5.14(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     Without limiting the foregoing, the Credit Parties hereby agree that upon entering into any Bank Product after the Closing Date, they will execute, deliver and cause to be recorded an amendment to the Vessel Fleet Mortgage as reasonably requested by the Administrative Agent.
     1.11 Amendment to Section 6.1. Section 6.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

     Section 6.1 Consolidated Senior Secured Leverage Ratio.
     The Consolidated Senior Secured Leverage Ratio for the twelve (12) month period ending as of each fiscal quarter end shall be less than or equal to (a) at all times from the Closing Date through and including the fiscal quarter ended on or around September 30, 2009, 3.00 to 1.00 and (b) at all times thereafter, 2.75 to 1.00.
     1.12 Amendment to Section 7.1. Subsection (e) contained in Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (e) Indebtedness and obligations owing under Bank Products (including, without limitation, Secured Hedging Agreements and other Hedging Agreements entered into not for speculative purposes);
     1.13 Amendment to Section 7.10. Subsection (f) contained in Section 7.10 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (f) to make any other Restricted Payments; provided that, on a Pro Forma Basis after giving effect to any such Restricted Payment, (i) no Default or Event of Default shall exist or would result therefrom, (ii) there shall be at least $20,000,000 of Accessible Borrowing Availability, (iii) if such Restricted Payment is a dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (A) the Consolidated Senior Secured Leverage Ratio shall be less than 2.50 to 1.00 and (B) the aggregate amount of all such dividends and distributions during any twelve-month period shall not exceed $14,000,000 and (iv) if such Restricted Payment is not a dividend or distribution subject to clause (iii) above, the Consolidated Senior Secured Leverage Ratio shall be less than 1.50 to 1.00.
     1.14 Amendment to Article VII. A new Section 7.14 is hereby added at the end of Article VII of the Credit Agreement to read as follows:
     Section 7.14 Account Control Agreements; Bank Accounts.
     (a) Within sixty (60) days after the First Amendment Effective Date (or such extended period of time as agreed to by the Administrative Agent), the Administrative Agent shall have received evidence satisfactory to the Administrative Agent that the cash concentration account and the money market account of Horizon Lines, LLC held at JPMorgan Chase Bank, N.A. are subject to a Deposit Account Control Agreement and a Securities Account Control Agreement, respectively, or have been closed (with the funds and financial assets contained in such accounts having been transferred to a deposit account that is subject to a Deposit Account Control Agreement or a securities account that is subject to a Securities Account Control Agreement).
     (b) Subject to the terms of Section 7.14(a), each of the Credit Parties will not, nor will it permit any Subsidiary to, open, maintain or otherwise have any checking,

savings or other accounts (including securities accounts) at any bank or other financial institution, or any other account where cash or Cash Equivalents is or may be deposited or maintained with any Person, other than (i) deposit accounts that are subject to a Deposit Account Control Agreement, (ii) securities accounts that are subject to a Securities Account Control Agreement, (iii) deposit accounts established solely as payroll, zero balance and imprest accounts and (iv) other deposit accounts, so long as (A) the balance of each such account is transferred to a deposit account that is subject to a Deposit Account Control Agreement not less than once during every ten (10) business days and (B) the balance in any such account does not exceed $4,000,000 at any time and the balance in all such accounts does not exceed $10,000,000 at any time.
     1.15 Amendments to Section 8.1. Section 8.1(f) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     (f) Judgment Default. (i) One or more judgments, decrees, settlements or fines (individually a “Judgment” and collectively the “Judgments”) shall be entered by or entered or levied against a Credit Party or any of its Subsidiaries relating to the Puerto Rico Settlement (other than Judgments with respect to lawsuits of claimants that opt out of the class action lawsuits that are subject to the Puerto Rico Settlement) and shall require aggregate cash payments in excess of $20,000,000; (ii) one or more Judgments (other than Judgments referenced in clause (i)) shall be entered by or entered or levied against a Credit Party or any of its Subsidiaries involving in the aggregate for all such Judgments a liability (to the extent not covered by insurance) of $15,000,000 or more, and all such Judgments shall not have been paid and satisfied in full, vacated, discharged in full, stayed or bonded pending appeal within 45 days from the entry thereof; provided that, in the event any such Judgment with respect to the DOJ Investigation allows for payment or other satisfaction over a period greater than 45 days, such Judgment shall not constitute an Event of Default hereunder if (A) the amount of cash payments with respect to such Judgment does not exceed (1) $10,000,000 in the aggregate during any fiscal year of the Borrower and (2) $30,000,000 in the aggregate for all such cash payments, and (B) each payment with respect to such Judgment is made within 15 days of the due date with respect to such payment; (iii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or (iv) any default or event of default shall occur under Section 5.10(h) (judgment default) or any successor section of the Indenture, dated as of August 8, 2007, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee, relating to the 2007 Senior Unsecured Convertible Notes; or
     1.16 Amendments to Section 9.12. The words “or Incremental Facility” appearing in the last sentence of Section 9.12 of the Credit Agreement are hereby deleted in their entirety .
ARTICLE II
REVOLVING COMMITTED AMOUNT

     Pursuant to Section 2.7(a) of the Credit Agreement, the Borrower hereby elects to permanently reduce the Revolving Committed Amount to TWO HUNDRED TWENTY FIVE MILLION DOLLARS ($225,000,000). The Credit Parties and the Administrative Agent, on behalf of the Lenders, hereby agree that, after giving effect to this Amendment (a) the notice requirement set forth in Section 2.7(a) for any voluntary reduction of the Revolving Committed Amount is hereby waived, (b) the Revolving Committed Amount shall be reduced to $225,000,000 and (c) the Revolving Commitments of each Revolving Lender shall be reduced pro rata to accommodate such reduction of the Revolving Committed Amount in accordance with Section 2.12(a) of the Credit Agreement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS
     3.1 Closing Conditions. This Amendment shall become effective as of the day and year set forth above (the “Amendment Effective Date”) upon satisfaction of the following conditions (in each case, in form and substance reasonably acceptable to the Administrative Agent):
     (a) Executed Amendment. The Administrative Agent shall have received a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Lenders.
     (b) Executed Lender Consents. The Administrative Agent shall have received executed consents, in substantially the form of Exhibit A attached hereto (each a “Lender Consent”), from the Required Lenders (including Revolving Lenders holding in the aggregate more than 50% of the outstanding Revolving Commitments) authorizing the Administrative Agent to enter into this Amendment on their behalf. The delivery by the Administrative Agent of its signature page to this Amendment shall constitute conclusive evidence that the consents from the Required Lenders have been obtained.
     (c) Default. After giving effect to this Amendment, no Default or Event of Default shall exist.
     (d) Fees and Expenses.
     (i) The Administrative Agent shall have received from the Borrower, for the account of each Lender that executes and delivers a Lender Consent to the Administrative Agent by 5 p.m. (EST) on or before May 28, 2009 (each such Lender, a “Consenting Lender”, and collectively, the “Consenting Lenders”), an amendment fee in an amount equal to 50 basis points on (A) the aggregate Revolving Commitment of such Consenting Lender (prior to giving effect to the reduction in the Revolving Committed Amount contemplated by Article II hereof) and (B) the outstanding principal amount of the Term Loan held by such Consenting Lenders.

     (ii) The Administrative Agent and Wachovia Capital Markets, LLC and Banc of America Securities LLC, as joint lead arrangers (collectively, the “Lead Arrangers”), shall have received from the Borrower such other fees and expenses that are payable in connection with the consummation of the transactions contemplated hereby and Moore & Van Allen PLLC shall have received from the Borrower payment of all outstanding fees and expenses previously incurred and all fees and expenses incurred in connection with this Amendment.
     (e) Puerto Rico Settlement. The Administrative Agent shall have received a copy of the settlement agreement with respect to the Puerto Rico Settlement (which shall not differ in any material respects from the final, fully executed settlement agreement), in form and substance reasonably acceptable to the Administrative Agent (which acceptance shall not be unreasonably withheld or delayed), which settlement agreement shall limit the cash payment liabilities and obligations of the Credit Parties and their Subsidiaries with respect to the Puerto Rico Settlement to no more than $20,000,000 (it being understood and agreed that the final, fully executed settlement agreement shall be delivered to the Administrative Agent promptly upon becoming available).
     (f) Organizational Documents. The Administrative Agent shall have received:
     (i) Articles and Bylaws. A certificate of a secretary or assistant secretary of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent) certifying that the articles of incorporation, bylaws and/or other organizational documents, as applicable, of each Credit Party that were delivered on the Closing Date (as defined in the Credit Agreement) or the date on which any Credit Party was joined as a Guarantor pursuant to the terms of the Credit Agreement (the “Joinder Date”), or certified updates as applicable, remain true and correct and in force and effect as of the Amendment Effective Date.
     (ii) Resolutions. A copy of resolutions of the board of directors of the Borrower approving and adopting this Amendment, the transactions contemplated herein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower (pursuant to a secretary’s certificate in form and substance reasonably satisfactory to the Administrative Agent) as of the Amendment Effective Date to be true and correct and in force and effect as of such date.
     (iii) Good Standing. A copy of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of its incorporation or organization.
     (iv) Incumbency. A certificate of a secretary or assistant secretary of the Borrower (in form and substance reasonably satisfactory to the Administrative Agent) certifying that each Person listed in the incumbency certification contained in the Borrower’s Secretary’s Certificate delivered on the Closing Date remains the duly elected and qualified officer of the Borrower indicated in such Secretary’s Certificate.
     (g) Legal Opinion. The Administrative Agent shall have received an opinion of counsel for the Borrower, dated the Amendment Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent.
     (h) Miscellaneous. All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.
ARTICLE IV
MISCELLANEOUS
     4.1 Amended Terms. On and after the Amendment Effective Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.
     4.2 Representations and Warranties of Credit Parties. Each of the Credit Parties represents and warrants as follows:
     (a) It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.
     (b) This Amendment has been duly executed and delivered by such Person and constitutes such Person’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
     (c) No consent, approval, authorization that has not been obtained, or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.
     (d) The representations and warranties set forth in Article III of the Credit Agreement (i) that contain a materiality qualification are true and correct as of the date hereof and (ii) that do not contain a materiality qualification are true and correct in all material respects as of the date hereof, in each case except for those which expressly relate to an earlier date.

     (e) After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (f) The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.
     (g) The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.
     4.3 Reaffirmation of Credit Party Obligations. Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.
     4.4 Credit Document. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.
     4.5 Expenses. The Borrower agrees to pay all reasonable costs and out-of-pocket expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of the Administrative Agent’s legal counsel.
     4.6 Further Assurances. The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.
     4.7 Entirety. This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof.
     4.8 Counterparts; Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart to this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original will be delivered.
     4.9 No Actions, Claims, Etc. As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lead Arrangers, the Bookrunners, the Lenders, or the Administrative Agent’s, the Lead Arrangers’, the Bookrunners’, or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under the Credit Documents on or prior to the date hereof.

     4.10 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     4.11 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     4.12 General Release. In consideration of the Administrative Agent’s, on behalf of the Lenders, willingness to enter into this Amendment, each Credit Party hereby releases and forever discharges the Administrative Agent, the Lead Arrangers, the Bookrunners, the Lenders and the Administrative Agent’s, the Lead Arrangers’, the Bookrunners’ and the Lender’s respective predecessors, successors, assigns, officers, managers, directors, employees, agents, attorneys, representatives, and affiliates (hereinafter all of the above collectively referred to as the “Released Parties”), from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, which any Credit Party may have or claim to have against any of the Released Parties in any way related to or connected with the Credit Documents and the transactions contemplated thereby.
     4.13 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 10.14 and 10.17 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.
     4.14 Reservation of Rights. The Administrative Agent and the Lenders expressly reserve all rights they may have under the Credit Documents or applicable law with respect to the Litigation Matters.
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HORIZON LINES, INC.
FIRST AMENDMENT TO CREDIT AGREEMENT
     IN WITNESS WHEREOF the parties hereto have caused this Amendment to be duly executed on the date first above written.

BORROWER:	HORIZON LINES, INC., a Delaware corporation

	By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

GUARANTORS:	HORIZON LOGISTICS, LLC, a Delaware limited liability company

	By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES OF PUERTO RICO, INC., a Delaware corporation

	By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES OF ALASKA, LLC, a Delaware limited liability company

	By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

SEA-LOGIX, LLC, a Delaware limited liability company

	By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES, LLC, a Delaware limited liability company

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON SERVICES GROUP, LLC, a Delaware limited liability company

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HAWAII STEVEDORES, INC., a Hawaiian corporation

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

AERO LOGISTICS, LLC, a Delaware limited liability company

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LOGISTICS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

HORIZON LINES HOLDING CORP., a Delaware corporation

By:	/s/ Robert S. Zuckerman

Name: Robert S. Zuckerman
Title: Secretary

ADMINISTRATIVE AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent on behalf of the Lenders

	By:	/s/ Andrew G. Payne

Name: Andrew G. Payne
Title: Director

EXHIBIT A
FORM OF
LENDER CONSENT
See Attached.

LENDER CONSENT
     This Lender Consent is given pursuant to the Credit Agreement, dated as of August 8, 2007 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), by and among HORIZON LINES, INC., a Delaware corporation (the “Borrower”), those certain Subsidiaries of the Borrower party thereto (collectively, the “Guarantors”), the lenders and other financial institutions from time to time party thereto (the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent on behalf of the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used herein shall have the meanings ascribed thereto in the Credit Agreement unless otherwise defined herein.
     The undersigned hereby approves the First Amendment to Credit Agreement, to be dated on or about [May ___], 2009, by and among the Borrower, the Guarantors party thereto, and the Administrative Agent, on behalf of the Lenders (the “Amendment”) and hereby authorizes the Administrative Agent to execute and deliver the Amendment on its behalf and, by its execution below, the undersigned agrees to be bound by the terms and conditions of the Amendment and the Credit Agreement.
     Delivery of this Lender Consent by telecopy or other electronic means shall be effective as an original.
     A duly authorized officer of the undersigned has executed this Lender Consent as of the ___ day of May, 2009

,

as a Lender

By:

Name:

Title: